Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-238489 on Form S-8 of our report dated August 8, 2025 relating to the financial statements of 9F Inc., appearing in this Annual Report on Form 20-F for each of the years in the three-year period ended December 31, 2025 (the “Annual Report”).

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

In addition, we agree with the statements concerning us contained under the heading “Item 16F. CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT” in the Annual Report.

/s/ Wei, Wei & Co., LLP

Flushing, New York

April 30, 2026